Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Releases 2016 Loss Development Triangles

PEMBROKE, Bermuda, February 23, 2017 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced that it has published its 2016 Loss Development Triangles (the “2016 Triangles”) on its website located at www.validusholdings.com under the Investor Relations - Financial Reports section.

The 2016 Triangles provide stakeholders with additional insight into the loss reserves held on Validus’ balance sheet as of December 31, 2016 and present accident year and underwriting year data for eleven loss reserve groups plus three summary categories.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. ("Validus") is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Underwriting Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”).

Validus Re is a global reinsurer focused primarily on treaty reinsurance. Talbot is a specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. Western World is a U.S. specialty lines insurance company focused on excess and surplus lines. AlphaCat is a Bermuda based investment adviser managing capital for third parties and Validus in insurance linked securities and other property catastrophe and specialty reinsurance investments.

Contacts:
Investors:

Validus Holdings, Ltd.
investor.relations@validusholdings.com
+1-441-278-9000

Media:

Brunswick Group
Charlotte Connerton / Mustafa Riffat
+1-212-333-3810